Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HD SUPPLY HOLDINGS, INC.

HD Supply Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does hereby certify:

FIRST:        The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

A.  The first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as set forth below:

“FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,100,000,000, consisting of:  (x) 1,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (y) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.”

B:  Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding a fourth paragraph to the end of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as set forth below:

(c)  Reverse Stock Split.  Upon the filing (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment of the Amended and

Restated Certificate of Incorporation of the Corporation, each 2 shares of the Corporation’s common stock, par value $0.01 per share (“Old Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Corporation (“New Common Stock”) without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  No fractional shares of New Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors of the Corporation.  Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of New Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of New Common Stock after the Effective Time into which the shares of Old Common Stock formerly represented by such certificate shall have been reclassified; and provided further, however, that whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of New Common Stock after the Effective Time and (ii) the aggregate number of shares of New Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified.

SECOND:                                         The amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment and restatement.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on the 12th day of June, 2013.

HD SUPPLY HOLDINGS, INC.

By:	/s/ Ricardo J. Nunez
Name: Ricardo J. Nunez
Title: Senior Vice President, General Counsel and Corporate Secretary